UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: March 4, 2013 (Date of earliest event reported:  March 1, 2013)

RBC BEARINGS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	333-124824	95-4372080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tribology Center

Oxford, CT 06478

(Address of principal executive offices) (Zip Code)

(203) 267-7001

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 1, 2013, RBC Bearings Incorporated announced its plans to consolidate and restructure its large bearing manufacturing facilities. In March , the company will discontinue manufacturing large bearings in Houston, Texas and will consolidate the manufacturing into other RBC manufacturing facilities, mainly its South Carolina operation. This consolidation will result in a pre-tax charge of approximately $7.7M and an after-tax charge of approximately $5.5M in Q4. A copy of the press release announcing the plans to consolidate and restructure is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

On March 4, 2013, RBC Bearings Incorporated announced that it has acquired Western Precision Aero LLC for approximately $2.6 million. Western Precision Aero LLC located in Garden Grove, California, is a manufacturer of precision components and gears for the aerospace and industrial markets. Its net sales for the last calendar year were approximately $5.0 million. A copy of the press release announcing the acquisition is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release of RBC Bearings Incorporated dated March 1, 2013 announcing plans to consolidate and restructure.

Exhibit 99.2	Press Release of RBC Bearings Incorporated dated March 4, 2013 announcing Western Precision Aero LLC acquisition.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 4, 2013

RBC BEARINGS INCORPORATED

By:	/s/ Thomas J. Williams
Name: Thomas J. Williams
Title: Corporate General Counsel & Secretary

Page 2